Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President & Treasurer
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 3rd QUARTER SALES INCREASE OF 40%
3rd Quarter Normalized Operating Profit Increased Over 300% Versus Prior Year
ViSalus Drives Improvement

GREENWICH, CT, USA, November 6, 2012: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles, accessories for the home, and health and wellness products, today reported earnings for the third quarter.  Net Sales for the three months ended September 30, 2012 increased 40% to $268.8 million versus $191.5 million for the comparable prior year period primarily due to the 132% year-over-year sales growth at ViSalus.  International sales for Blyth represented 25% of third quarter sales this year compared to 34% last year, driven by ViSalus’ strong domestic sales growth.

Commenting on the very strong third quarter sales growth, Robert B. Goergen, Chairman & CEO noted, “We are extremely gratified that ViSalus continues to grow well beyond our initial expectations for North America and fully expect growth to continue in that region going forward.  Moreover, as ViSalus initiates its global expansion outside North America in the first half of 2013, we expect strong sales growth trends to prevail.”  Reflecting on last weekend’s National Success Training, ViSalus’ CEO Ryan Blair said, “The record Promoter turnout in St. Louis demonstrates the continued appeal that the Body by Vi™ 90 Day Challenge holds for our Promoters and customers and underscores our confidence in the continued growth potential of the North American market.”

On October 29th, after the close of the third quarter, the Company announced the sale of its Sterno subsidiary to Candle Lamp Company LLC for $23.5 million in cash, completing Blyth’s strategic transformation from a multi-channel marketing company to a direct-to-consumer marketing company focused on the direct selling and direct marketing channels of distribution.  As such, Sterno’s operating results have been presented as discontinued operations for all periods shown.

Operating Profit for the third quarter was $7.8 million this year versus a loss of $4.9 million last year and includes the following pre-tax items:
•	Fees of $4.7 million related to the ViSalus initial public offering, which was withdrawn on September 26th
•	A ViSalus equity incentive credit of $3.4 million this year and a charge of $7.3 million last year
•	Restructuring charges of $0.7 million for PartyLite this year, and
•	An intangible impairment charge of $0.8 million in the Catalog & Internet Segment.

Excluding the impact of these charges and credit, operating profit would have been $10.6 million this year versus $2.4 million last year.  The increase in operating profit is due to the growth of ViSalus.

Net Earnings attributable to Blyth, Inc. for the third quarter was $0.7 million compared to a net loss of $5.6 million for the prior year.  Diluted earnings per share for the third quarter were $0.04 this year compared to a loss of $0.34 last year.  This year’s earnings per share includes $0.12 for IPO related fees, a $0.06 equity incentive credit versus a $0.12 charge last year, $0.03 PartyLite restructuring charges and $0.03 Catalog & Internet intangible impairment charge.  During the third quarter, the Company recorded an after-tax profit from discontinued operations for Sterno of $0.03 per share this year and an after-tax loss from discontinued operations of Sterno, Midwest-CBK and Boca Java of $0.02 per share last year.  Normalized earnings per share before the aforementioned charges, credit and discontinued operations were $0.13 this year versus a loss of $0.20 in last year’s comparable quarter.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Third Quarter Segment Performance

In the Direct Selling segment, third quarter net sales increased 49% to $239.4 million versus $161.2 million for the same period last year due to significant sales growth at ViSalus.

Sales at ViSalus were $169.9 million in this year’s third quarter versus $73.2 million for the same period last year, an increase of 132%.  ViSalus had over 110,000 independent Promoters at the end of the third quarter, more than double the 52,000 promoters on board at the end of the prior year’s third quarter.

Total PartyLite third quarter sales of $69.5 million, versus $88.0 million last year, declined 21%, reflecting the lack of consumer resiliency in the face of economic uncertainty, exacerbated by unfavorable currency movement.  PartyLite’s European sales during the quarter declined 13% in local currency, or 23% in U.S. dollars, as consultants continued to have difficulty booking shows and reduced their efforts to sponsor new consultants, most notably in our largest markets in Europe, as evidenced by the results in our French and German markets which were the largest contributors to the year-over-year revenue decline.  That said, we are encouraged by the growth in both sales and recruiting in the majority of PartyLite’s Nordic markets, and heartened by our initial results in Italy, as well as continued growth in the more established Australian market.  PartyLite’s European active independent sales consultants total over 24,000 this year versus approximately 27,000 last year.  PartyLite’s U.S. sales declined 16% versus the prior year period largely due to the ongoing consumer malaise in North America. Active U.S. independent sales consultants total over 13,000 in the U.S. this year versus over 16,000 last year.  At PartyLite Canada, sales declined 25% in both local currency and in U.S. dollars during the quarter, with active independent sales consultants totaling over 3,000 this year versus approximately 4,000 last year.

Commenting on the third quarter performance, Robert B. Goergen, Jr., President, PartyLite Worldwide said, “The economic and geo-political uncertainty in Europe, which has cast a negative shadow of sentiment throughout 2012, contributed to our consultants’ adopting a short-term focus.  As they pursued individual sales results, it was at the expense of investing in their future success by not effectively leveraging their efforts to build their teams.  And, while this approach has resulted in higher individual productivity, as measured by average order size, it has temporarily sacrificed the longer-term benefits of building a healthy and substantive downline organization.  As such, we have redirected much of our sales commissioning, promotional messaging and leadership training to assist those consultants that are newer to the business so that they can focus on the lasting results of successful recruiting and team building, and to remain engaged in this difficult economic environment.”

Turning to the U.S. market, Mr. Goergen continued, “We continue to have a very strong product offering which contains new fragrances and forms including, most notably, our extended line of translucent GloLite by PartyLite® candles, and have implemented a number of initiatives to stabilize and revitalize the PartyLite business in the U.S.  While still early in the process, these efforts are contributing to a moderation in the recent sales decline, but are incomplete in stabilizing and returning the North American business to growth.  As such, we are not only moving forward with exciting new product launches in Q4 and the first half of 2013, but also continuing to invest in compelling tools for our consultants to leverage their efforts in both sponsoring and personal sales.  Further, we are aggressively moving forward with similar and robust initiatives in Europe, including the implementation of online ordering, which today comprises 25% of U.S. sales, and the establishment of consultant websites to facilitate complementary sales.  While the party plan format remains essential to the PartyLite business, successful direct sellers today are reaching their customers in a variety of ways and PartyLite is ensuring its consultants have the tools and online applications necessary to accomplish this.”

In the Direct Selling segment, third quarter operating profit was $9.6 million versus a loss of $4.0 million in the same period last year.  Excluding the related aforementioned charges and credit, operating profit for the segment would have been $11.5 million in this year’s third quarter versus $3.3 million last year.  Strong sales and profit growth at ViSalus more than offset lower sales and profits at PartyLite.

Third quarter operating profit for ViSalus was $26.1 million this year versus $4.3 million last year.  Excluding the equity incentive charges and credit and IPO fees this year, third quarter operating profit for ViSalus would have been $27.4 million this year versus $11.6 million last year.  Third quarter operating loss for PartyLite was $11.4 million versus a loss of $4.4 million in last year’s third quarter.  Excluding restructuring charges, PartyLite’s operating loss would have been $10.7 million this year versus a loss of $4.4 million last year.  The decrease was driven by the decline in worldwide sales.  Corporate expenses and other allocated to the Direct Selling segment were $5.2 million this year and $3.9 million last year.

In the Catalog & Internet segment, third quarter net sales were $29.4 million versus $30.4 million last year, due to the continued trend of soft sales of general merchandise.  This was partially offset by the strong sales of health and wellness products which continue to achieve double digit growth through the health and wellness catalogs, Easy Comforts® and As We Change®, as well as through the general merchandise catalogs.  Third quarter operating loss in this segment was $1.8 million this year versus a loss of $0.9 million last year.  Excluding the intangible impairment charge this year, the segment’s operating loss would have been $0.9 million for both this year and last year.

First Nine Months Fiscal Performance

Net Sales for the nine months ended September 30, 2012 increased 59% to $848.5 million versus $533.5 million for the comparable prior year period.  Operating Profit for the first nine months was $44.8 million this year versus a loss of $2.3 million last year and includes the following pre-tax items:
•	Fees of $4.7 million related to the ViSalus initial public offering, which was withdrawn on September 26th
•	A ViSalus equity incentive charge of $9.1 million this year and $15.5 million last year
•	Restructuring charges of $2.1 million for PartyLite this year, and
•	Catalog & Internet segment charge for an intangible impairment of $0.8 million.

Excluding the impact of these charges, operating profit would have been $61.5 million this year versus $13.2 million last year.

Net Earnings attributable to Blyth, Inc. for the nine months were $16.3 million compared to a loss of $11.9 million for the prior year.  Diluted earnings per share were $0.94 this year compared to a loss of $0.72 last year.  Year-to-date earnings per share includes $0.12 for IPO related fees, a $0.26 equity incentive charge versus a $0.23 charge last year, $0.08 PartyLite restructuring charges and $0.03 Catalog & Internet intangible impairment charge.  The Company recorded income of $0.09 per share, during the first nine months this year from discontinued operations and a loss of $0.45 per share, during the first nine months last year.  Normalized earnings per share before the aforementioned charges and discontinued operations were $1.34 this year versus a loss of $0.04 in last year’s comparable period.

The sum of the individual and segment amounts may not equal the reported totals for the quarter for Blyth overall due to rounding.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on direct selling and direct marketing channels.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through Direct Selling utilizing both home party plan and network marketing. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel.  The Company manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet by PartyLite® and ViSalus Sciences® brands and to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended September 30,	Ended September 30,	Ended September 30,	Ended September 30,
	2012	2011	2012	2011

Net sales	$268,811	$191,547	$848,493	$533,545
Cost of goods sold	92,086	66,100	283,250	194,131
Gross profit	176,725	125,447	565,243	339,414
Selling	122,837	90,730	380,301	240,276
Administrative and other	49,537	32,260	131,029	85,895
ViSalus equity incentive plan	(3,443)	7,328	9,118	15,543
Total operating expense	168,931	130,318	520,448	341,714
Operating profit (loss)	7,794	(4,871)	44,795	(2,300)

Other expense (income):
Interest expense	1,567	1,583	4,472	4,988
Interest income	(278)	(356)	(1,155)	(900)
Foreign exchange and other, net	(750)	952	(2,146)	1,749
Total other expense	539	2,179	1,171	5,837
Earnings (loss) from continuing operations before income taxes and noncontrolling interest	7,255	(7,050)	43,624	(8,137)
Income tax expense (benefit)	3,050	(2,005)	17,724	(3,992)
Earnings (loss) from continuing operations	4,205	(5,045)	25,900	(4,145)
Earnings (loss) from discontinued operations, net of income tax	571	10	1,622	(4,423)
Loss on sale of discontinued operations, net of income tax	-	(315)	-	(2,960)
Net earnings (loss)	4,776	(5,350)	27,522	(11,528)
Less: Net earnings attributable to the noncontrolling interests	4,031	270	11,271	358
Net earnings (loss) attributable to Blyth, Inc.	$745	$(5,620)	$16,251	$(11,886)

Basic:
Net earnings (loss) from continuing operations	$0.01	$(0.32)	$0.85	$(0.27)
Net earnings (loss) from discontinued operations	0.03	(0.02)	0.09	(0.45)
Net earnings (loss) attributable to Blyth, Inc.	$0.04	$(0.34)	$0.94	$(0.72)
Weighted average number of shares outstanding	17,302	16,558	17,241	16,556

Diluted:
Net earnings (loss) from continuing operations	$0.01	$(0.32)	$0.85	$(0.27)
Net earnings (loss) from discontinued operations	0.03	(0.02)	0.09	(0.45)
Net earnings (loss) attributable to Blyth, Inc.	$0.04	$(0.34)	$0.94	$(0.72)
Weighted average number of shares outstanding	17,358	16,670	17,317	16,661

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			September 30, 2012	September 30, 2011
Assets
Cash and Cash Equivalents			$138,824	$175,709
Short Term Investments			43,382	15,363
Accounts Receivable, Net			8,337	7,690
Inventories			121,951	105,775
Property, Plant & Equipment, Net			90,868	83,319
Other Assets			101,734	82,138
Discontinued operations			17,733	20,392
			$522,829	$490,386

Liabilities and Stockholders' Equity
Bank and Other Debt			$6,612	$7,037
Bond Debt			85,405	94,957
Other Liabilities			315,743	194,222
Discontinued operations			7,001	6,265
Equity			108,068	187,905
			$522,829	$490,386

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2012		September 30, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings (loss)	$2,237	$0.13	$(3,346)	$(0.20)

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	1,006	0.06	(1,969)	(0.12)

ViSalus IPO related costs incurred	(2,108)	(0.12)

Impairment of intangible assets (1)	(518)	(0.03)	-	-

Restructuring charges (2)	(443)	(0.03)	-	-

Income (loss) from discontinued operations, net of income taxes	571	0.03	(305)	(0.02)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$745	$0.04	$(5,620)	$(0.34)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Impairment of intangible was due to lower forecasted sales in the Exposures brand within the Catalog & Internet segment.

(2) Restructuring charges represent costs associated with the realignment of the North American distribution center.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings (loss)	$23,150	$1.34	$(626)	$(0.04)

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	(4,528)	(0.26)	(3,857)	(0.23)

ViSalus IPO related costs incurred	(2,108)	(0.12)	-	-

Impairment of intangible assets (1)	(518)	(0.03)	-	-

Restructuring charges (2)	(1,367)	(0.08)	-	-

Income (loss) from discontinued operations, net of income taxes	1,622	0.09	(7,383)	(0.45)

GAAP Net earnings (loss) attributable to Blyth, Inc.	$16,251	$0.94	$(11,866)	$(0.72)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Impairment of intangible was due to lower forecasted sales in the Exposures brand within the Catalog & Internet segment.

(2) Restructuring charges represent costs associated with the realignment of the North American distribution center.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.